EXHIBIT 99.2
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      HOLLINGER INTERNATIONAL ANNOUNCES DIVIDEND TO ALL COMMON STOCKHOLDERS

New York, NY, February 27, 2004 - Hollinger International Inc. (NYSE:HLR) today said that, following yesterday's announcement of the Delaware Chancery Court's approval of the Company's shareholders rights plan, the Company paid a dividend consisting of rights issued under the plan to all holders of record of Hollinger International common stock as of Feb 5, 2004.

DETAILS OF THE SHAREHOLDER RIGHTS PLAN:

As previously announced in the release issued by the Company on January 26, 2004, in connection with the rights plan, the Corporate Review Committee declared a dividend of one preferred share purchase right (a "Right") for each share of Class A Common Stock and Class B Common Stock held of record at the close of business on February 5, 2004. Each Right, if and when exercisable, entitles its holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock at an exercise price of $50.

The Rights will separate from the Class A Common Stock and Class B Common Stock and become exercisable only if a person or group beneficially acquires, directly or indirectly, 20% or more of the outstanding shareholder voting power of the Company without the approval of the Company's directors, or if a person or group announces a tender offer which if consummated would result in such person or group beneficially owning 20% or more of such voting power. The directors of the Company may redeem the Rights at $0.001 per Right at any time prior to the separation of the Rights from the Class A Common Stock and Class B Common Stock.

The rights agreement makes clear that the tender offer announced by Press Holdings International Ltd for shares of Hollinger Inc. have not yet caused the Rights to separate. At any time prior to the closing of the share purchase contemplated by that offer, the Corporate Review Committee can determine a separation date and can also redeem the Rights.

Under most circumstances involving an acquisition by a person or group of 20% or more of the shareholder voting power of the Company, each Right will entitle its holder (other than such person or group), in lieu of purchasing preferred stock, to purchase 10 shares of Class A Common Stock of the Company (or other common stock equivalents) at a 50% discount. In addition, in the event of certain business combinations following such an acquisition, each Right will entitle its holder to purchase the common stock of an acquiror of the Company at a 50% discount.

Conrad M. Black and each of his controlled affiliates, including Hollinger Inc., are considered "exempt shareholders" under the Plan, meaning that, so long as Mr. Black and his affiliates do not collectively own more of the shares of Class A and Class B Common Stock owned by them as of January 25, 2004 (which represent in the aggregate approximately 73% of the voting power of the Company) directly or indirectly, the Rights will not separate as a result of such ownership. This exemption would not apply to any person or group to whom Mr. Black or one of his affiliates transfers ownership, whether directly


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or indirectly, of any of the Company's shares. Consequently, the Rights may become exercisable if Mr. Black transfers sufficient voting power to an unaffiliated third party through a sale of interests in the Company, Hollinger Inc., Ravelston Management Inc. or another affiliate, including pursuant to the tender offer for Hollinger Inc. shares announced by the Barclays.

The agreement governing the rights plan provides that on or before January 25, 2005, the Special Committee (or any other committee of independent directors of the Board who were not the subject of the report delivered by the Special Committee) will re-evaluate the plan to determine whether it remains in the best interests of the Company's shareholders. If determined as necessary, such committee may recommend amendments to the Board of Directors to the rights plan, or a redemption of the Rights.

Unless earlier redeemed, exercised or exchanged, the Rights will expire on January 25, 2014. The distribution of the Rights will not be taxable to shareholders. A summary of the Rights Plan will be mailed to shareholders. The Company filed a copy of the Rights Agreement on a Form 8-K on January 28, 2004, which can be accessed in the Financial Information section of the Company's website - www.hollingerinternational.com as well as on www.sec.gov.

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator magazine in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.
Cautionary Statement on Forward-Looking Statements. Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International Inc. with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

CONTACTS:

US/CANADA MEDIA
Molly Morse
Kekst and Company
212-521-4826
molly-morse@kekst.com

UK MEDIA
Jeremy Fielding
Kekst and Company
1-212-521-4825
jeremy-fielding@kekst.com